Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE DISTRIBUTION

Alliance Financial Corporation Completes $26.9 million Capital Purchase Program

Transaction with the U.S. Treasury

Syracuse, NY, December 19, 2008 - Alliance Financial Corporation (the Company”)(NASDAQ: ALNC), the holding company for Alliance Bank, N.A., which recently reported the Department of the Treasury approved its application for the Treasury’s Capital Purchase Program (CPP), announced today that it has received $26.9 million from its participation in the program.

Jack Webb said, “The participation in this voluntary program reinforces the message of Alliance’s strength and stability. That message has attracted to Alliance new customers who are both borrowing and depositing in these times of financial uncertainty. Alliance Bank already exceeds regulatory requirements to be classified as well-capitalized, participation in this program will further increase our capital levels and better position us to respond to loan demand in our market in support of the Company’s growth objectives and to the benefit of the Central New York economy.”

As part of the transaction completed on Friday, the Treasury Department purchased 26,918 shares of newly issued, non-voting Alliance Financial senior preferred stock valued at $26.9 million, with an initial annual dividend of 5%. Treasury received warrants to purchase 173,069 shares of the Company’s common stock with an aggregate market price of 15% of the $26.9 million in capital, or $4.0 million, and an exercise price of $23.33 per share. These and the uniform terms and conditions for all CPP participants are publicly available from the Treasury Department Web site at http://www.treas.gov/press/releases/reports/document5hp1207.pdf.

Alliance’s total risk-based capital ratio of 11.7% at September 30, 2008 is well above regulatory requirements for a well-capitalized financial institution. The addition of the new capital would raise Alliance’s total risk-based capital ratio to over 14.0%.

With approximately $1.3 billion in assets, Alliance Financial Corporation is an independent financial holding company with Alliance Bank, N.A. as its principal subsidiary that provides retail and commercial banking, and trust and investment services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y., an equipment lease financing company, Alliance Leasing, Inc., and a multi-line insurance agency, Ladd’s Agency, Inc.

Contact:	Alliance Financial Corporation
	J. Daniel Mohr, Treasurer and CFO	(315) 475-4478

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